Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

January 11, 2017 and the Prospectus dated August 31, 2015

Registration No. 333-206678

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc.
Guarantor:	AmeriCredit Financial Services, Inc.
Trade Date:	January 11, 2017
Settlement Date:	January 17, 2017 (T+3)
Form of Offering:	SEC Registered (Registration No. 333-206678)

Terms applicable to

Floating Rate Senior Notes due 2022

Aggregate Principal Amount:	$500,000,000

Maturity Date:	January 14, 2022

Public Offering Price:	100.000%, plus accrued and unpaid interest, if any, from January 17, 2017

Interest Rate Basis:	Three-month LIBOR

Spread to LIBOR:	+155 bps

Interest Payment Dates:	January 14, April 14, July 14 and October 14, commencing on April 14, 2017

Interest Rate Determination:	Three-month LIBOR, determined as of two London business days prior to the settlement date or the relevant interest reset date, as applicable, plus 1.550% per annum

Interest Reset Dates:	Quarterly on January 14, April 14, July 14 and October 14, commencing on April 14, 2017

Day Count Convention:	Actual / 360

Redemption:	The notes shall not be redeemable prior to their maturity

Regular Record Dates:	15 calendar days prior to each interest payment date

Calculation Agent:	Wells Fargo Bank, N.A.

CUSIP / ISIN:	37045X BR6 / US37045XBR61

Joint Book-Running Managers:	Credit Agricole Securities (USA) Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
Wells Fargo Securities, LLC

Co-Managers:	CIBC World Markets Corp.
RBS Securities Inc. (marketing name “NatWest Markets”)
U.S. Bancorp Investments, Inc.
Loop Capital Markets LLC
Mischler Financial Group, Inc.

Terms applicable to

3.450% Senior Notes due 2022

Aggregate Principal Amount:	$1,250,000,000

Final Maturity Date:	January 14, 2022

Public Offering Price:	99.868%, plus accrued and unpaid interest, if any, from January 17, 2017

Benchmark Treasury:	2.000% due December 31, 2021

Benchmark Treasury Yield:	1.879%

Spread to Benchmark Treasury:	T+160 bps

Coupon:	3.450%

Yield to Maturity:	3.479%

Interest Payment Dates:	January 14 and July 14, commencing on July 14, 2017

Day Count Convention:	30 / 360

Optional Redemption:	Make-whole call at T+25 bps prior to December 14, 2021 (the date that is one month prior to the final maturity date)

Par call on or after December 14, 2021 (the date that is one month prior to the final maturity date)

CUSIP / ISIN:	37045X BS4 / US37045XBS45

Joint Book-Running Managers:	Credit Agricole Securities (USA) Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
Wells Fargo Securities, LLC

Co-Managers:	CIBC World Markets Corp.
RBS Securities Inc. (marketing name “NatWest Markets”)
U.S. Bancorp Investments, Inc.
Loop Capital Markets LLC
Mischler Financial Group, Inc.

Terms applicable to

4.350% Senior Notes due 2027

Aggregate Principal Amount:	$750,000,000

Final Maturity Date:	January 17, 2027

Public Offering Price:	99.855%, plus accrued and unpaid interest, if any, from January 17, 2017

Benchmark Treasury:	2.000% due November 15, 2026

Benchmark Treasury Yield:	2.368%

Spread to Benchmark Treasury:	T+200 bps

Coupon:	4.350%

Yield to Maturity:	4.368%

Interest Payment Dates:	January 17 and July 17, commencing on July 17, 2017

Day Count Convention:	30 / 360

Optional Redemption:	Make-whole call at T+30 bps prior to October 17, 2026 (the date that is three months prior to the final maturity date)

Par call on or after October 17, 2026 (the date that is three months prior to the final maturity date)

CUSIP / ISIN:	37045X BT2 / US37045XBT28

Joint Book-Running Managers:	Credit Agricole Securities (USA) Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
Wells Fargo Securities, LLC

Co-Managers:	CIBC World Markets Corp.
RBS Securities Inc. (marketing name “NatWest Markets”)
U.S. Bancorp Investments, Inc.
Loop Capital Markets LLC
Mischler Financial Group, Inc.

Changes to the Preliminary Prospectus Supplement

On page S-25 of the Preliminary Prospectus Supplement (the “Preliminary Prospectus Supplement”), dated January 11, 2017 and filed with the Securities and Exchange Commission (the “SEC”) on January 11, 2017, the section titled “Description of the Notes—Optional Redemption” was amended to delete the following sentence:

“For the avoidance of doubt and notwithstanding any provision of the Indenture or the 2022 Notes and the 2027 Notes, (x) the holders of the 2022 Notes and the 2027 Notes shall not be entitled to specific performance of the optional redemption provisions described in this section, and no Make-Whole Premium will be due or available as a remedy, in each case in connection with (1) any Default or Event of Default under the Indenture or (2) any acceleration of all, or any portion, of the 2022 Notes or the 2027 Notes, as applicable (other than an acceleration in respect of an Event of Default for failing to pay the “make-whole” redemption price when due following our voluntary election, if any, to redeem the 2022 Notes or the 2027 Notes, as applicable, pursuant to the optional redemption provisions described in this section, to the extent any Make-Whole Premium is due in connection therewith), and (y) the requirement to pay any Make-Whole Premium shall only arise in connection with our voluntary election, if any, to redeem the 2022 Notes or the 2027 Notes, as applicable, pursuant to the optional redemption provisions described in this section, and not in connection with any other payment, distribution, satisfaction or other recovery in respect of the 2022 Notes or the 2027 Notes, as applicable, or in connection with any refinancing of the 2022 Notes or the 2027 Notes, as applicable, following an Event of Default upon certain events of bankruptcy or insolvency set forth in the Indenture.”

On page S-26 of the Preliminary Prospectus Supplement, the section titled “Description of the Notes—Events of Default and Remedies” was amended to delete the following sentence:

“For the avoidance of doubt and notwithstanding any provision of the Indenture or the 2022 Notes and the 2027 Notes, and as more fully described above in “—Optional Redemption,” the holders of the 2022 Notes and the 2027 Notes shall not be entitled to specific performance of the optional redemption provisions described in such section, and no Make-Whole Premium will be due or available as a remedy, in connection with any Default or Event of Default under the Indenture.”

The Issuer has filed a registration statement (including the Preliminary Prospectus Supplement and an accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the Preliminary Prospectus Supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus Supplement and the accompanying prospectus if you request it by contacting: Credit Agricole Securities (USA) Inc., 1301 Avenue of the Americas, 17th Floor, New York, New York 10019, Attention: Fixed Income Syndicate, telephone: 1-866-807-6030; Deutsche Bank Securities Inc., 60 Wall Street, New York, New York 10005, Attention: Prospectus Group, telephone: (800) 503-4611, e-mail: prospectus.CPDG@db.com; Goldman, Sachs & Co., 200 West Street, New York, New York 10282, Attention: Prospectus Department, telephone: (866) 471-2526, email: prospectus-ny@ny.email.gs.com; RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, New York 10281, Attention: Transaction Management, telephone: (866) 375-6829, fax: (212) 658-6137, e-mail: rbcnyfixedincomeprospectus@rbccm.com; Scotia Capital (USA) Inc., 250 Vesey Street, New York, New York 10281, Attention: Debt Capital Markets, telephone: (800) 372-3930; and Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, Minnesota 55402, Attention: WFS Customer Service, telephone: (800) 645-3751, e-mail: wfscustomerservice@wellsfargo.com.